For Release: July 23, 2012

Contact: Lisa Razo, Merchants Bank, at (802) 865-1838

Merchants Bancshares, Inc. Announces Second Quarter 2012 Earnings – First half of 2012 up 9% over the first half of 2011 on steady loan and deposit growth

SOUTH BURLINGTON, VT— Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $3.74 million and $7.35 million, or diluted earnings per share of $0.60 and $1.17 for the three and six months ended June 30, 2012, respectively. This compares to earnings of $3.63 million and $6.73 million, or diluted earnings per share of $0.58 and $1.08 for the three and six months ended June 30, 2011, respectively. The return on average assets was 0.91% and 0.90% for the quarter and six months ended June 30, 2012, compared to 0.98% and 0.91% for the same period in 2011. The return on average equity was 13.31% and 13.23% for the quarter and six months ended June 30, 2012, compared to 14.20% and 13.38% for the same period in 2011. We previously announced the declaration of a dividend of $0.28 per share, payable August 16, 2012, to shareholders of record as of August 2, 2012. This quarter represents our 63rd consecutive quarterly dividend payment and our 27th consecutive quarter at the current payout level.

Total assets ended the quarter at $1.60 billion and total shareholders’ equity ended the quarter at $114.06 million. Our book value per share was $18.23 at June 30, 2012. Our Tier 1 leverage ratio was 7.97%, total risk-based capital ratio was 15.85% and tangible capital ratio was 7.12% at June 30, 2012.

“We have seen continued growth in our business during the second quarter. The rate of growth for the past twelve months has added significantly to the core earnings base for our company. The uncertain economic environment will pose some challenges, but we remain confident in our ability to grow and maintain strong asset quality,” commented Michael R. Tuttle, our President and Chief Executive Officer.

Quarterly average loans for the second quarter of 2012 increased to $1.06 billion compared to $1.01 billion for the fourth quarter of 2011, and $945 million for the second quarter of 2011. Ending loan balances at June 30, 2012 were $1.03 billion, unchanged from December 31, 2011 balances of $1.03 billion. During the second quarter, growth in average monthly loan balances was strong with average monthly loan balances for April 2012 at $1.04 billion, increasing to $1.06 billion for May 2012 and $1.07 billion for June 2012. Our strong growth in our commercial, financial and agricultural loan portfolio reflects the acquisition of new customers and expansion of existing relationships; approximately half of the growth is a result of the expansion of one existing relationship. Growth in our residential real estate loan portfolio continues to be driven by increased mortgage refinance volume due to the low interest rate environment. Seasonal fluctuations in municipal cash flows, combined with reduced loan demand by our municipal customers, reduced ending June 30, 2012 municipal loan balances by $57.79 million from ending balances at March 31, 2012; as of July 5, 2012 municipal loan balances had increased to $78.50 million.

The following table summarizes the components of our loan portfolio as of the periods indicated:

(In thousands)	June 30, 2012	March 31, 2012	December 31, 2011
Commercial, financial and agricultural	$173,114	$146,660	$146,990
Municipal loans	42,578	100,371	101,705
Real estate loans – residential	464,202	446,480	439,818
Real estate loans – commercial	329,698	330,873	313,915
Real estate loans – construction	9,875	11,884	18,993
Installment loans	5,842	4,411	5,806
All other loans	356	330	399
Total loans	$1,025,665	$1,041,009	$1,027,626

We recorded a $200 thousand and $450 thousand provision for credit losses during the three and six months ended June 30, 2012, respectively, compared to a provision of zero and $250 thousand for the three and six months ended June 30, 2011, respectively. Although asset quality remains high, our continued loan growth during 2012 was the primary factor for the provision during the second quarter. Our nonperforming asset totals increased to $3.52 million at June 30, 2012, compared to $2.67 million at March 31, 2012 and $2.87 million at December 31, 2011. We booked net recoveries of $14 thousand for the first six months of 2012, and accruing past due loans were 0.01% of total loans at June 30, 2012.

Total deposits at June 30, 2012 were $1.24 billion compared to $1.18 billion at December 31, 2011. Growth during 2012 has been concentrated in our demand deposit and money market categories. Securities sold under agreement to repurchase declined by $108.83 million to $153.70 million at June 30, 2012 from $262.53 million at December 31, 2011, primarily as a result of seasonal fluctuations concentrated in municipal cash flows. We prepaid $10.00 million in long-term Federal Home Loan Bank (“FHLB”) debt during June, which will reduce our overall cost of funds going forward. The rate on the borrowing was 2.75% and we paid $686 thousand in prepayment penalties. Short-term borrowings were $52.00 million at June 30, 2012 compared to zero at December 31, 2011.

Our taxable equivalent net interest income was $12.85 million and $25.82 million for the three and six months ended June 30, 2012, respectively, compared to $12.95 million and $25.11 million for the same periods in 2011, and $12.97 million for the first quarter of 2012. Our taxable equivalent net interest margin decreased 35 basis points to 3.27% for the second quarter of 2012 compared to 3.62% for the same period in 2011, and decreased 22 basis points to 3.31% for the six months ended June 30, 2012 compared to 3.53% for the same period in 2011. The net interest margin decreased seven basis points for the second quarter of 2012 compared to the first quarter of 2012. Our continued growth in earning assets has helped to offset margin compression and allowed us to increase net interest income for the first half of 2012 compared to the first half of 2011. Average earning assets for the first three and six months of 2012 were $1.58 billion and $1.57 billion, respectively, an increase of $146.07 million and $137.98 million over the same periods in 2011, and an increase of $19.33 million over the first quarter of 2012.

The extended low interest rate environment continues to present a challenge as our assets reprice down at a steady rate, and new assets come on at lower rates. The average rate on our loan portfolio was 4.48% for the second quarter of 2012, compared to 4.94% for the second quarter of 2011, 4.68% for the fourth quarter of 2011 and 4.61% for the first quarter of 2012. The average rate on our investment portfolio for the second quarter of 2012 was 2.37% compared to 3.11% for the second quarter of 2011, 2.57% for the fourth quarter of 2011, and 2.45% for the first quarter of 2012. These decreases were offset, in part, by decreases in the cost of our interest bearing liabilities. The average cost of interest bearing liabilities for the second quarter of 2012 was 58 basis points, a 15 basis point decrease from the second quarter of 2011, a five basis point decrease from the fourth quarter of last year, and a three basis point drop from the first quarter of this year. We expect that the June 2012 prepayment of $10 million in FHLB debt mentioned previously will help offset a portion of future margin compression.

Total noninterest income increased $603 thousand to $3.16 million for the second quarter of 2012 compared to 2011, and increased $871 thousand for the first half of 2012 compared to 2011. During the second quarter of 2012, we recognized a gain of $334 thousand on the sale of the mineral rights we owned on properties in Oklahoma which we acquired in a bank acquisition in 1971. We also recognized pre-tax security gains of $372 thousand and $448 thousand during the quarter and six months ended June 30, 2012, respectively. Excluding net gains on security sales and the gain on the sale of the mineral rights, noninterest income increased $34 thousand to $2.46 million for the second quarter of 2012 compared to $2.42 million for the second quarter of 2011, and increased $216 thousand to $4.74 million for the first six months of 2012 compared to $4.53 million for the first six months of 2011. The increase for the three and six months ended June 30, 2012 compared to the three and six months ended June 30, 2011 is primarily a result of increases in net debit card income and Trust division income, offset in part by decreased overdraft fee revenue. Trust assets under management have continued to grow through 2012 and now total $518 million.

Total noninterest expense increased $439 thousand to $10.65 million for the second quarter of 2012 compared to 2011, and $431 thousand to $20.75 million for the first half of 2012 compared to 2011. As mentioned previously, we prepaid $10 million in FHLB long-term debt during the quarter and incurred prepayment penalties totaling $686 thousand. Excluding the prepayment penalties, noninterest expense decreased $247 thousand for the second quarter of 2012 compared to 2011 and decreased $255 thousand for the first half of 2012 compared to 2011. Compensation and benefits were lower for both the quarter and six months ended June 30, 2012. Normal salary increases and an increased incentive accrual were offset by credits related to loan origination fees. A change to our health insurance plan for 2012 resulted in a $123 thousand reduction in health and group insurance expense for the first half of 2012 compared to 2011. Occupancy expenses continue to run below 2011 levels, in part a result of our mild winter. Equipment expenses for 2012 are higher than 2011 levels resulting from capital investments made during 2011. Marketing expenses for 2012 are running higher than 2011 as we have added television media to our overall marketing mix.

Michael R. Tuttle, our President and Chief Executive Officer, Janet P. Spitler, our Chief Financial Officer and Geoffrey R. Hesslink, our Senior Lender and Executive Vice President, will host a conference call to discuss these earnings results, business highlights and outlook at 10:00 a.m. Eastern Time on Wednesday, July 25, 2012. Interested parties may participate in the conference call by dialing U.S. number (800) 230-1059; the title of the call is Merchants Bancshares, Inc. Earnings Call. Participants are asked to call a few minutes prior to register. A replay will be available until noon on Wednesday, August 1, 2012. The U.S. replay dial-in telephone number is (800) 475-6701. The international replay telephone number is (320) 365-3844. The replay access code for both replay telephone numbers is 222042.

Merchants Bank was established in 1849 in Burlington, Vermont. Our continuing mission is to provide Vermonters with a statewide community bank that combines a strong technology platform with a genuine appreciation for local markets. We deliver this commitment through a branch-based system that includes 33 community bank offices and 40 ATMs throughout Vermont; local community banking managers and personal bankers dedicated to high-quality customer service; online banking, phone banking, and electronic bill payment services; high-value depositing programs that feature Cash Rewards Checking, Rewards Checking for Business, business cash management, money market accounts, health savings accounts, certificates of deposit, Flexible CD, IRAs, and overdraft assurance; feature-rich loan programs including mortgages, home equity credit, vehicle loans, personal and small business loans and lines of credit; and merchant card processing. We offer a strong set of commercial and government banking solutions, delivered by experienced banking officers in markets throughout the state; these teams provide customized financing for medium-to-large companies, non-profits, cities, towns, and school districts. Our Trust division provides investment management, financial planning and trustee services. Please visit www.mbvt.com for access to our information, programs, and services. Our stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC. Equal Housing Lender.

Non-GAAP Financial Measure. In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. In several places net interest income is presented on a fully taxable equivalent basis. Specifically included in interest income was tax-exempt interest income from certain tax-exempt loans. An amount equal to the tax benefit derived from this tax exempt income is added back to the interest income total, to produce net interest income on a fully taxable equivalent basis. The amount added back was $516 thousand and $1.05 million, respectively, for the three and six months ended June 30, 2012, and $457 thousand and $866 thousand, respectively, for the same periods in 2011. An additional non-GAAP financial measure we use is the tangible equity ratio. Because we have no intangible assets, our tangible equity is the same as our book equity. We believe that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants’ future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as a result of, among others, general, national, regional or local economic conditions which are less favorable than anticipated, including continued global recession, impacting the performance of our investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; declines in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income; changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of our interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products; and changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact our ability to take appropriate action to protect our financial interests in certain loan situations.

You should not place undue reliance on our forward-looking statements, and are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in our Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	June 30,	March 31,	December 31,	June 30,
	2012	2012	2011	2011
Balance Sheets - Period End
Total assets	$ 1,601,765	$ 1,628,711	$ 1,611,869	$ 1,430,807
Loans	1,025,665	1,041,009	1,027,626	943,350
Allowance for loan losses ("ALL")	11,203	11,049	10,619	10,438
Net loans	1,014,462	1,029,960	1,017,007	932,912
Investments-taxable	495,303	508,170	512,309	405,530
Federal Home Loan Bank ("FHLB") stock	8,145	8,145	8,630	8,630
Cash and due from banks	30,459	27,003	10,392	10,820
Interest earning cash and other short-term investments	17,000	17,161	27,420	38,513
Other assets	36,396	38,272	36,111	34,402
Non-interest bearing deposits	211,916	195,347	197,522	161,140
Savings, interest bearing checking and money market accounts	680,803	658,141	632,110	586,837
Time deposits	347,427	347,173	348,248	355,121
Total deposits	1,240,146	1,200,661	1,177,880	1,103,098
Short-term borrowings	52,000	36,600	--	2,214
Securities sold under agreement to repurchase, short-term	153,700	228,409	262,527	160,494
Other long-term debt	12,522	22,542	22,562	31,100
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	8,719	7,751	18,744	8,496
Shareholders' equity	114,059	112,129	109,537	104,786

Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,642,070	$ 1,618,984	$ 1,564,335	$ 1,481,633
Loans	1,056,735	1,034,277	1,014,105	944,813
Allowance for loan losses	11,135	10,736	10,584	10,329
Net loans	1,045,600	1,023,541	1,003,521	934,484
Investments-taxable	497,860	496,405	443,713	443,679
FHLB stock	8,145	8,507	8,630	8,630
Interest earning cash and other short-term investments	17,461	21,686	53,907	37,005
Other assets	73,004	68,845	54,564	57,835
Non-interest bearing deposits	205,072	195,425	190,864	149,522
Savings, interest bearing checking and money market accounts	662,713	640,937	622,208	588,759
Time deposits	350,075	347,791	349,832	360,895
Total deposits	1,217,860	1,184,153	1,162,904	1,099,176
Short-term borrowings	35,773	22,703	1,798	3,434
Securities sold under agreement to repurchase, short-term	225,797	249,009	238,935	206,796
Securities sold under agreement to repurchase, long-term	--	--	--	7,500
Other long-term debt	20,771	22,549	22,569	31,108
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	9,015	10,059	9,783	10,748
Shareholders' equity	112,235	109,892	107,727	102,252
Earning assets	1,580,201	1,560,875	1,520,355	1,434,127
Interest bearing liabilities	1,315,748	1,303,608	1,255,961	1,219,111

Ratios and Supplemental Information - Period End
Book value per share	$ 19.20	$ 18.90	$ 18.54	$ 17.76
Book value per share (1)	$ 18.23	$ 17.97	$ 17.57	$ 16.86
Tier I leverage ratio	7.97%	7.94%	8.08%	8.20%
Total risk-based capital ratio	15.85%	15.95%	15.92%	15.88%
Tangible capital ratio (2)	7.12%	6.88%	6.80%	7.32%
Period end common shares outstanding (1)	6,256,481	6,240,525	6,232,783	6,216,323

Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 3,130	$ 2,315	$ 2,511	$ 3,444
Nonperforming assets ("NPAs")	$ 3,516	$ 2,665	$ 2,869	$ 3,444
NPLs as a percent of total loans	0.31%	0.22%	0.24%	0.37%
NPAs as a percent of total assets	0.22%	0.16%	0.18%	0.24%
ALL as a percent of NPLs	358%	477%	423%	303%
ALL as a percent of total loans	1.09%	1.06%	1.03%	1.11%

(1)	This book value and period end common shares outstanding includes 314,418; 309,175; 325,703; and 315,642 Rabbi Trust shares for the periods noted above, respectively.
(2)

The tangible capital ratio is a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance. Because we have no intangible assets, our tangible equity is the same as our book equity.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Six Months Ended
	June 30,
	2012	2011
Balance Sheets - Year to-Date Averages
Total assets	$ 1,630,527	$ 1,481,116
Loans	1,045,507	930,677
Allowance for loan losses	10,936	10,294
Net loans	1,034,571	920,383
Investments-taxable	497,132	452,360
FHLB stock	8,326	8,630
Federal funds sold and other short-term investments	19,573	40,889
Other assets	70,925	58,854
Non-interest bearing deposits	200,248	144,623
Savings, interest bearing checking and money market accounts	651,825	586,968
Time deposits	348,934	363,366
Total deposits	1,201,007	1,094,957
Short-term borrowings	29,238	2,618
Securities sold under agreement to repurchase, short-term	237,403	212,574
Securities sold under agreement to repurchase, long-term	--	7,500
Other long-term debt	21,660	31,117
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619
Other liabilities	9,537	11,142
Shareholders' equity	111,063	100,589
Earning assets	1,570,538	1,432,556
Interest bearing liabilities	1,309,679	1,224,762

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011
Operating Results
Interest income
Interest and fees on loans	$ 11,253	$ 11,190	$ 22,582	$ 22,189
Interest and dividends on investments	2,993	3,522	6,083	6,574
Total interest and dividend income	14,246	14,712	28,665	28,763
Interest expense
Deposits	928	1,132	1,888	2,333
Securities sold under agreement to repurchase and other short-term borrowings	537	572	1,113	1,164
Long-term debt	442	515	889	1,021
Total interest expense	1,907	2,219	3,890	4,518
Net interest income	12,339	12,493	24,775	24,245
Provision for credit losses	200	250	450	250
Net interest income after provision for credit losses	12,139	12,243	24,325	23,995
Noninterest income
Trust division income	673	632	1,330	1,255
Service charges on deposits	991	1,072	1,968	2,034
Gain on investment securities, net	372	137	448	127
Gain on sale of other assets	334	--	334	--
Equity in losses of real estate limited partnerships, net	(409)	(426)	(819)	(883)
Other noninterest income	1,202	1,145	2,263	2,120
Total noninterest income	3,163	2,560	5,524	4,653
Noninterest expense
Compensation and benefits	4,759	5,134	9,947	10,293
Occupancy and equipment expenses	1,812	1,764	3,690	3,594
Legal and professional fees	666	774	1,277	1,377
Marketing expenses	493	445	904	784
State franchise taxes	316	317	644	630
FDIC insurance	212	194	427	546
Prepayment penalty	686	--	686	--
Other real estate owned	31	65	64	81
Other noninterest expense	1,670	1,513	3,109	3,012
Total noninterest expense	10,645	10,206	20,748	20,317
Income before provision for income taxes	4,657	4,597	9,101	8,331
Provision for income taxes	921	968	1,752	1,601
Net income	$ 3,736	$ 3,629	$ 7,349	$ 6,730

Ratios and Supplemental Information
Weighted average common shares outstanding	6,249,130	6,206,047	6,243,181	6,198,862
Weighted average diluted shares outstanding	6,259,932	6,216,046	6,256,175	6,209,675
Basic earnings per common share	$ 0.60	$ 0.58	$ 1.18	$ 1.09
Diluted earnings per common share	$ 0.60	$ 0.58	$ 1.17	$ 1.08
Return on average assets	0.91%	0.98%	0.90%	0.91%
Return on average shareholders' equity	13.31%	14.20%	13.23%	13.38%
Average yield on loans	4.48%	4.94%	4.54%	5.00%
Average yield on investments	2.37%	3.11%	2.41%	2.86%
Average yield of earning assets	3.76%	4.24%	3.80%	4.17%
Average cost of interest bearing deposits	0.37%	0.48%	0.38%	0.49%
Average cost of borrowed funds	1.30%	1.62%	1.30%	1.61%
Average cost of interest bearing liabilites	0.58%	0.73%	0.60%	0.74%
Net interest rate spread	3.17%	3.51%	3.21%	3.43%
Net interest margin	3.27%	3.62%	3.31%	3.53%
Net interest income on a fully taxable equivalent basis	$ 12,854	$ 12,949	$ 25,819	$ 25,111
Net recoveries (charge-offs) to Average Loans	(0.00%)	(0.01%)	0.00%	(0.01%)
Net recoveries (charge-offs)	$ (15)	$ (105)	$ 14	$ (103)
Efficiency ratio (1)	61.02%	62.17%	61.59%	64.26%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:	As of June 30, 2012, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $4.64 million.